EXHIBIT 9.1

                    PORTFOLIO SUPPORT AND LICENSE AGREEMENT

This Agreement, dated as of September 1st, 2018, is made by and between Ned Davis Research, Inc. a Florida corporation ("Consultant/Licensor"), and Guggenheim Funds Distributor, LLC., ("GFD" or "Licensee") as sponsor to, 'Precious Metals & Miners Portfolio' UIT (the "Trust").

RECITALS

A. Consultant/Licensor is an investment adviser federally registered or exempt under the Investment Advisers Act of 1940, as amended.

B. GFD sponsors, underwrites and distributes a wide array of unit investment trusts ("UITs").

C. Consultant/Licensor has developed an investment strategy (which includes without limitation selection criteria and methodology) set forth in Schedule A (the "Strategy "), and Consultant/Licensor owns rights in and to the Strategy and the proprietary data relating to the Strategy (such rights, including without limitation, copyright, trademark and proprietary rights and trade secrets, being hereinafter collectively referred to as the "Intellectual Property ").

D. The parties desire to enter into an agreement whereby Consultant/Licensor, through its employee, Paul Jakubowicz, shall provide to GFD a list of securities selected in accordance with the Strategy (any securities selected in accordance with the Strategy are referred to herein as "Appropriate Securities") for deposit by GFD, in its discretion, into the Trust.

E. Consultant/Licensor uses in commerce and has trade name, trademark and/or service mark rights to the marks set forth in Schedule B (such rights are individually and collectively referred to herein as the "Marks").

F. Licensee wishes to use the Strategy, Intellectual Property and the Marks in connection with the Trust.

The parties agree as follows:

1.   CONSULTANT/LICENSOR SERVICES

     a. Selection of Securities. Prior to 12:00 p.m. (C.S.T.) on the third business day before the September 20th, 2019 (such prior day being the "Target Date"), Consultant/Licensor shall provide GFD with a list of Appropriate Securities for deposit by GFD, in its sole discretion, into the Trust. If Consultant/Licensor fails to provide GFD with a list of Appropriate Securities prior to 12:00 p.m. on the Target Date:
          (i) Consultant/Licensor shall be liable (and shall promptly pay) for any costs and expenses incurred by GFD and the Trust resulting from such delay and (ii) the Portfolio Fee and the License Fee set forth in
          Section 4, below, shall each be reduced by one (1) basis point for each 24-hour period of delay following 12:00 p.m. on the Target Date. The date that the Appropriate Securities are deposited is referred to herein as the "Deposit Date". GFD shall provide to Consultant/Licensor the registration statement relating to the Trust (the "Registration Statement"). Consultant/Licensor hereby covenants, represents and warrants that, as of any Trust's Deposit Date, any list of Appropriate Securities furnished pursuant to this Agreement shall be appropriate for inclusion in such Trust based on the investment objectives and criteria set forth in the Trust's Registration Statement. Consultant/Licensor further covenants, represents and warrants that:

          i. as of the Trust's Deposit Date, the Appropriate Securities and any consultation it provides with respect to the Trust will be consistent, and not conflict, with that provided to other Consultant/Licensor clients with similar investment objectives and strategies and a substantially similar investment program.

          ii. the Appropriate Securities shall be selected based on a completely objective, verifiable and non-discretionary strategy.

          iii. the historical performance results of securities selected pursuant to the Strategy will be based on all of the components of the Strategy; and (iv) Consultant/Licensor shall not tamper with such results on a historical or "going forward" basis.

     b.   Consultation. Consultant/Licensor shall:

          i. upon GFD's reasonable request, provide GFD with information about the Appropriate Securities as reasonably necessary for use by GFD in preparing and updating Registration Statement disclosures and marketing materials for the Trust; and,

          ii. promptly review for accuracy and completeness information provided and, disclosures made in the Registration Statement for the Trust in which the Appropriate Securities are deposited.

     c. Key Personnel and Standard of Performance. Consultant/Licensor represents and warrants that:

          i. the services will be performed with that degree of skill and care generally observed by companies performing the same or similar services and,

          ii. the services will he provided in compliance with all applicable statutes, acts, ordinances, laws, rules, regulations, codes and standards.

     d. Non-disclosure. Neither Consultant/Licensor nor any of its officers, directors, employees, members or agents shall disclose in any manner any information concerning the Trust, including any Appropriate Securities, prior to the Trust's Deposit Date.

2.   GRANT OF LICENSE

     a. Grant. Subject to the terms and conditions of this Agreement, Consultant/Licensor hereby grants to the Licensee a non-transferable (except as otherwise provided herein), license to use and refer to the Consultant/Licensor Marks, Strategy and Intellectual Property (i) in connection with the creation, issuance, sale, marketing and promotion of the Trust in order to indicate (x) that the securities included in the Trust are determined through the use of the Strategy, (y) the historical performance of the Strategy, and (z) that Consultant/Licensor is the source of the Strategy; (H) as may otherwise be required by applicable laws, rules or regulations and court orders or under this Agreement; and (iii) in the name of the Trust (collectively, the "License").

     b. Scope. Consultant/Licensor agrees that no person or entity (including without limitation, the Trust) other than the Licensee shall need to obtain a License in connection with the creation, issuance, sale, marketing and promotion of the Trust and that Licensee has the right to sublicense the License to the Trust or other appropriate party if necessary or helpful in achieving the intent of this Agreement.

     c. Ownership and Retention of Rights. The Licensee acknowledges that the Strategy and the Consultant/Licensor Marks are the exclusive property of Consultant/Licensor and that Consultant/Licensor has and retains all Intellectual Property rights therein. Except as otherwise specifically provided herein, Consultant/Licensor reserves all rights to the Strategy and the Consultant/Licensor Marks, and this Agreement shall not be construed to transfer to the Licensee any ownership right to, or equity interest in, any of the Strategy or the Consultant/Licensor Marks, or in any Intellectual Property or other proprietary rights pertaining thereto.

     d. Duty to Maintain. During the term of this Agreement, Consultant/Licensor shall use its best efforts to maintain in full force and effect U.S. federal registrations for the Consultant/Licensor Marks.

3. TERM. The term of this Agreement shall commence as of the date set forth above and shall remain in full force and effect until the termination of the Trust.

4. FEES. As consideration for the services and license granted herein, GFD shall pay to Consultant/ Licensor the following fees (which fees are Trust costs that GFD expects the Trust to reimburse pursuant to the applicable Trust Indenture):

     a. a portfolio consulting fee equal to seven basis points (0.007%) of the aggregate daily liquidation value of transactional sales (specifically excluding fee-based sales) made during the primary offering period of the Trust (the "Portfolio Fee"); and,

     b. a license fee equal to seven basis points (0.007%) of the aggregate daily liquidation value of transactional sales (specifically excluding fee-based sales) made during the primary offering period of the Trust (the "License Fee").

The Portfolio Fee and License Fee shall be paid on a one-time basis on or before the 15th day of the second month after the close of the primary offering period. Consultant/Licensor acknowledges that:

     a) GFD may at any time determine that it does not wish to go forward with a primary offering of the Trust and, if it so determines, GFD shall not be responsible for the payment of any Portfolio Fee or License Fee under this Agreement,

     b)   GFD may delay the Deposit Date in its discretion, and

     c) GFD has full authority to determine the length of any offering period, and may shorten or lengthen such offering period for any reason in its sole discretion.

5. RELATIONSHIP OF THE PARTIES. This Agreement shall not be deemed to create any partnership or joint venture between GFD and Consultant/Licensor, and the services provided by Consultant/Licensor shall be as an independent contractor and not as an employee or agent of GFD. Consultant/Licensor shall have no authority whatsoever to bind GFD on any agreement or obligation. Consultant/Licensor agrees that it shall not hold itself out as an employee or agent of GFD.

6. CONFIDENTIALITY. A party may obtain proprietary, non-public information concerning the other party ("Confidential Information") during the term of this Agreement. Each party shall keep the other party's Confidential Information confidential and shall not use such information in any manner except as required to perform its obligations hereunder. In no event shall the following information be deemed a disclosing party's Confidential
     Information:

     a. information that is or becomes generally available to the public other than as a result of disclosure by the receiving party;

     b. information that was within the receiving party's possession prior to its being furnished by the disclosing party;

     c. information that becomes available to the receiving party from a third party who is not, to the receiving party's knowledge, bound by an obligation of confidentiality to the disclosing party and

     d. information that is independently developed by the receiving party without the receiving party violating its obligations under this agreement. Notwithstanding the above, a receiving party may disclose the disclosing party's confidential Information to the receiving party's existing and potential affiliates and its and their respective employees, agents, advisors, directors and officers (collectively, "Representatives"), provided, however, such Representatives are made aware of this Agreement and agree to comply with the terms of this Agreement as if they were parties hereto. Each party acknowledges that a breach of this Section would cause permanent and irreparable damage for which money damages would be an inadequate remedy. Therefore, each party shall be entitled to seek equitable relief in the event of any breach of the provisions of this Section in addition to all other remedies available at law or in equity.

7. INDEMNIFICATION. Each party shall defend, indemnify and hold harmless the other party from any and all liabilities, losses, damages, costs and expenses (including reasonable attorneys' fees) which the other party suffers by reason of any claims, demands, actions or suits brought by a third party arising from the other party's

     a.   failure to comply with this Agreement or,

     b.   breach of a representation or warranty contained in this Agreement.

8. LIMITATION OF LIABILITY. Neither party shall be liable to the other party for any liabilities, damages, costs and expenses except for those resulting from the other party's breach of a representation or warranty contained in this Agreement, gross negligence or willful misfeasance. Notwithstanding the above, in no event shall either party be liable to the other party for any punitive, special, indirect, consequential, incidental or similar damages or losses, regardless of how such damages or losses arise. Nothing in this paragraph is intended to limit a party's right to indemnification under Section 7.

9.   REPRESENTATIONS AND WARRANTIES.

     a. GFD. Guggenheim represents, warrants and covenants that it is a limited liability company duly formed, existing and in good standing under the laws of the state of Delaware, with full right, power and authority to enter into and perform this Agreement, and the execution and performance of this Agreement does not conflict with or violate any agreement to which it is a party, any court order to which it is subject, or its governing documents.

     b. Consultant/Licensor. Consultant/Licensor represents, warrants and covenants that it is a corporation duly formed, existing and in good standing under the laws of the state of its incorporation, with full right, power and authority to enter into and perform this Agreement, and the execution and performance of this Agreement does not conflict with or violate any agreement to which it is a party, any court order to which it is subject, or any of its organizational documents. Consultant/Licensor further represents, warrants and covenants that it is an investment adviser federally registered or exempt from registration under the Investment Advisers Act of 1940, as amended, and any applicable state statutes, (iii) the Strategy, Intellectual Property and Consultant/Licensor Marks are the exclusive property of Consultant/Licensor and, (iv) neither the selection of Appropriate Securities pursuant to the Strategy nor the Intellectual Property or the License granted pursuant to this Agreement infringes or otherwise violates any third-party's intellectual property rights or other proprietary rights.

10.  MISCELLANEOUS.

     a. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Illinois without giving effect to any conflict of laws principles.

     b. Arbitration. Except as to any matter as to which the parties may seek equitable relief, any dispute arising out of this Agreement shall be settled by arbitration in accordance with the Rules of the American Arbitration Association. Any such arbitration shall be held in the city of Chicago, in the State of Illinois. The arbitrator of any such controversy shall not have the authority to modify or alter any express condition or provision of this Agreement. Any arbitration award rendered under this Section shall be final and binding, and judgment may be entered on the award in any court of competent jurisdiction.

     c. Entire Agreement. This Agreement, including the Appendices and Schedules hereto, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior oral or written agreements relating to the subject matter hereof.

     d. Assignment. Consultant/Licensor shall not assign any rights or delegate any obligations under this Agreement without the prior written consent of GED, which consent shall not be unreasonably withheld. Any assignment in violation of this provision shall be void. GED may assign its rights and obligations under this Agreement to any successor in interest to all or substantially all of GFD's assets. This Agreement shall be binding upon the heirs, successors, legal representatives and permitted assigns of the parties.

     e. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

     f. Survival. The provisions of Sections 6, 7, 8, 10(a), 10(b), and 10(f) shall survive the termination of this Agreement.

                                 SIGNATURE PAGE

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first set forth above.

CONSULTANT/LICENSOR

/s/ Robert Schuster
--------------------
Robert Schuster
Chief Product Officer




GUGGENHEIM FUNDS DISTRIBUTOR LLC AS SPONSOR OF THE TRUST

/s/ Dennis Dunleavy
--------------------
Dennis Dunleavy
Managing Director


                                   SCHEDULE A

                                  THE STRATEGY

INVESTMENT OBJECTIVE

Strategy suggests the opportunity to outperform the existing static benchmark and strategy while keeping the bulk of the existing offering intact.

Benchmark: Philadelphia Stock Exchange Gold & Silver Sector Index

PRINCIPAL INVESTMENT STRATEGY

Two objective, data- driven models, a miners equity selection sub-model, and a metals vs. equities overlay model, which are then combined to produce the final holdings.

SOURCE UNIVERSE

25-35 ETFs and common equities, both U.S. and foreign-listed where the benchmark is the Philadelphia Stock Exchange Gold & Silver Sector Index

SECURITY SELECTION

Precious metals: gold, silver, and platinum ETFs
Equities: stock portfolio of high-quality, global metals & mining producers

PRECIOUS METALS ALLOCATION (Metals) A static allocation of 55% gold, 35% silver, 10% platinum is used for the physical metals. The allocation is roughly based on the global production of said metals. The implementation of this strategy is via U.S.- listed ETFs. This allocation is never more than 50% of the total fund allocation.

COMBINED MODEL & PORTFOLIO CONSTRUCTION The total value of the portfolio is allocated to 25-35 securities (combination of ETFs and common equities) based on the above-mentioned models. The final portfolio utilizes an optimization process which identifies the most favorable mining equities, while taking into account position size constraints (i.e. max of 5% in any single equity position), regional constraints, and diversification goals. A proven, repeatable process enables consistent implementation across the UIT

SCREENING APPLICATION

ASSET ALLOCATION (Miners vs. Metals)

The first decision is the allocation between the physical, precious metals and the common equity of the mining companies. The model takes 1 of 3 potential positions for the duration of the UIT series:

     o    Bullish model allocation: 90% equities / 10% precious metals

     o    Neutral model allocation: 70% equities / 30% precious metals

     o    Bearish model allocation: 50% equities / 50% precious metals.

The model is biased towards the equity allocation, which produces superior total returns in most two year segments. Based on NDR's deep macroeconomic research and data/factor library, nine factors were chosen to best evaluate the relative attractiveness of the precious metals versus the equity of the companies which mine them.

Factors used in the miners versus metals model are: o Gold prices (i.e. rising gold prices indicates market stress and favors the metal over equity) o Silver prices

     o    Platinum prices

     o Geopolitical risk index (i.e. rising risk favors the precious metals over equity)

     o    S&P 500

     o    U.S. dollar

     o    U.S. 10-year Treasury yield

     o    U.S. 10 - 1 year Treasury yield spread

     o    Crude oil price

Each of the factors produces a bullish (+1), neutral (0), or bearish (-1) signal based on a transformation of the data. The factors are aggregated to produce a single score, from which the final allocation is drawn. A high score would result in the bullish equity scenario (90% equities and 10% precious metals) and vice- versa.

STOCK SELECTION (Miner's Model)

Individual equities are selected from a custom universe of global stocks that are producing gold, silver, or platinum (according to a Reuters fundamental database).

NDR maintains and routinely evaluates a library of 200+ factors for selecting global equities. The library consists of fundamental, macroeconomic, and price/market-based factors. NDR selected 10 different factors that were empirically tested for efficacy in selecting mining companies.

     o    Net income (i.e. increasing is better)

     o    Operating cash flow

     o    Operating cash flow - Net Income (numerator of accrual ratio)

     o    Revenue

     o    Gross profit margin

     o    Debt ratio (i.e. lower is better)

     o    Current ratio

Each stock receives a composite score (worst = 0, best = 10) which is the sum of the 10 indicators. The highest scored securities are most likely to appear in the final portfolio and/or have higher weightings.


                                   SCHEDULE B

                           CONSULTANT/LICENSOR MARKS

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